Dear Zahra Yamani,

Congratulations on your recent acceptance as an American Greetings Affiliate!

Getting started is easy! All you need to do is visit: http://www.reporting.net. This site will provide everything you need to set up the affiliate links on Bookdigital.com. You will be able to generate reports, obtain answers to frequently asked questions, and maximize your earning potential as an American Greetings affiliate!

We have exciting ideas for the coming months   new graphics to keep your links
interesting, some fun and different holidays to celebrate, and a semimonthly newsletter that will keep you informed about the new things that are going on at http://www.americangreetings.com!

If you have any questions or comments, please contact us at affiliate@americangreetings.com.

Best regards,
Affiliate Support
American Greetings Interactive Affiliate Network

Zahra Yamani
Bookdigital.com

Congratulations! Your membership application to the LendingTree Branch Network has been approved.

Our affiliate program has experienced some exciting developments. Check out our new content rich
Affiliate Loan Center. It includes links to all of our loan types, calculators, and tutorials all for your customers to use. Best of all, you can frame this page to give it more of the look and feel of your own site.

Follow these simple steps to get started. (You may want to print out this page for your convenience.):

1) Go to http://www.reporting.net.
2) Input your user name and password and click log on. Forgot? Go to http://www.reporting.net/networks/affiliates/bf_forgot_password.
3) Click on the LendingTree logo under "Your Merchant Partners". This will take you into LendingTree's
Reporting.net site   an extranet powered by BeFree that has been built
exclusively for our LendingTree
affiliates. This site will provide you with everything you need to prepare your site, generate reports, and maximize your revenues.
4) Click on "Creating Links" on the navigation bar to your left.
5) Choose your web site and click OK.
6) Click on "Affiliate Loan Center".
7) Under the Affiliate Loan Center heading you will see two link types:
* Co-Branded Link
* Mortgage & Home Equity Co-Branded Link
8) Select a link type and click "Make My Code".
9) Cut and paste the HTML onto your page. (Make Sure you cut and paste the code in its entirety and that it remains unchanged from the way it appears in Reporting.net.)

Return to the reporting.net site regularly to update your Affiliate Loan Center. We're always making
changes   adding new features and promotions.  To update your Affiliate Loan
Center, you must replace
your old code with the new html in reporting.net.

**Please note that some HTML editors (such as FrontPage) may make minor changes to your code that may disable your tracking. If you are using an HTML editor, compare the code on your page to the way it appears on Reporting.net. You may need to make minor changes. In most cases, taking out the "amp" in your code will solve the problem.

Please contact us at affiliates@lendingtree.com if you have any questions about setting up.

Sincerely,

The LendingTree Affiliate Team

IMPORTANT NOTICE: We may revoke your participation in the LendingTree Branch Network if we determine (in our sole discretion) that your site is unsuitable for the LendingTree Branch Network for any reason, including, but not limited to, inclusion of content that is in any way unlawful , harmful, threatening, defamatory, obscene, harassing, or racially, ethnically, or otherwise objectionable.

Dear Don Rose:

Congratulations! Omaha Steaks has approved you into their Affiliate Program!

To begin participating in the program immediately, simply place one or more of the links below into your Web site.

For a full selection of banners and other linking types, please follow the directions below:

1. Click here (http://www.linkshare.com) to log on to your account with your User name and Password. 2. Click on Create Links on your main control panel. 3. Click on Omaha Steaks. 4. Select from the link types available to you from Omaha Steaks in the left frame tool bar. 5. Copy and paste the appropriate code into your Web site.

Getting the most out of your partnership with Omaha Steaks depends on how much you de\tote to building your relationship. Affiliate programs enable you to earn commissions on a performance basis, and to associate yourself with well-established online merchants.
Affiliate programs also offer you the ability to increase the \value that you provide to your community, by giving them access to relevant content and marketing information.

If you are interested in learning new ways for you to get the most out of your affiliate programs, please feel free to visit our Resource
Center by clicking here. (http://www.linkshare.com/helpcenter/resource.htm1)

If you encounter any problems, or have any questions or concerns, please feel free to visit our Help section by clicking here
(http://www.linkshare.com/helpcenter/helpframe.htm1) or contact LinkShare at contact@linkcorp. net. Thank you for your participation in The LinkShare Network(tm), and we look forward to a rewarding partnership with you!

Best regards,

The LinkShare Team

Dear Don Rose:

Congratulations! 1-800-FLOWERS has approved you into their Affiliate Program!

To begin participating in the program immediately, simply place one or more of the links below into your Web site.


For a full selection of banners and other linking types, please follow the directions below:

1. Click here (http://www.linkshare.com) to log on to your account with your User name and Password. 2. Click on Create Links on your main control panel. 3. Click on 1-800-FLOWERS. 4. Select from the link types available to you from 1-800-FLOWERS in the left frame tool bar. 5. Copy and paste the appropriate code into your Web site.

Getting the most out of your partnership with 1-800-FLOWERS depends on how much you devote to building your relationship, Affiliate programs enable you to earn commissions on a performance basis, and to associate yourself with well -established online merchants.
Affiliate programs also offer you the ability to increase the value that you provide to your community, by giving them access to relevant content and marketing information.

If you are interested in learning new ways for you to get the most out of your affiliate programs, please feel free to visit our Resource
Center by clicking here. (http:/www. Link share. com/helpcenter/resource. htm1)

If you encounter any problems, or have any questions or concerns, please feel free to visit our Help section by clicking here
(http-://www.linkshare.com/helpcenter/helpframe.html) or contact LinkShare at contact@linkcorp. net. Thank you for your participation in The LinkShare Network(tm), and we look forward to a rewarding partnership with you!

Best regards,

The LinkShare Team
       Dear New Affiliate,

On behalf of everyone at Mothernature.com, it is our pleasure to welcome you to the Mothernature.com Network. As an affiliate of the world's leading Internet retailer of natural health products, you will enjoy the benefits of offering your customers the broadest selection, deepest content and most competitive prices on the Web.

You will be receiving a special commission of 20% of sales for every sale generated by a direct link from your site to cum until July 31, 1999. Commission on sales beginning August 1, 1999 will be 12%.

You can start setting up your co-branded store TODAY! by visiting our extranet at http://www.reporting.net

To start selling right away, simply follow the directions on the site and download a link. Embedded in the link is technology that will enable us to track your sales.

On the same site, you can also review sales reports as well as "Getting Started", an introduction designed expressly for new Affiliates.

If you should require any assistance or have any questions, please email us at affiliate@mothernature.com, and we will have one of our customer service representatives get in touch with you.

Sincerely, The Mothernature.com Network Team

Dear Zahra Yamani:

Congratulations! On behalf of everyone at Fogdog Sports, it is our pleasure to welcome Bookdigital.com to the Fogdog Sports Affiliate
Program. We are very happy to have you join us. As an affiliate of the Ultimate Sports Store, you will enjoy the benefits of partnering with a recognized leader in electronic commerce in this exciting and innovative program.

Please read on for important information about the program, including commissions, discounts, links and reporting.

THANK YOU! GET YOUR AFFILIATE DISCOUNT

you for joining the Fogdog Sports Affiliates Program. You will be receiving commissions of up to 20% of all sales that come from visitors you refer to Fogdog Sports. This includes you, too! If you click through your link to Fogdog Sports and buy sporting goods for yourself, you will pocket the commissions. It is our way of saying thanks for being an affiliate!

Keep an eye out for new ideas on how to maximize sales from your site in our affiliates email newsletter.

GETTING STARTED BUILDING LINKS AND VIEWING SALES REPORTS

Setting up links with our Affiliates Program can take as little as five minutes. You will find a whole variety of links by visiting our extranet at http://fogdog.reporting.net.

You'll want to begin by reviewing "Getting Started", an introduction designed expressly for new affiliates. On fbgdog. reporting. net, you can use our automatic Link Generator to create links to our site plus access your sales reports online.

Once you've integrated the Fogdog Sports product information and banners into your site and linked to Fogdog Sports, you'll be on your way to earning commissions on every purchase made by visitors you refer.

QUICK START - COOL FOG DOG BUTTON

Here is a highly effective button you can use on your site right now! Just copy and paste the following HTML code into your web page, and you are ready to rock. Please DO NOT modify the HTML code. If you modify the code, we will not be able to track sales from your site! The only modification you will need to make is to remove spaces or line breaks from links that have been wrapped by your email program. All links in double quotes should not have any line breaks or spaces. If you have any questions about the code or think you need to make modifications to it, please email affiliates@fogdog.com and we'll help you out.

Here is the HTML code for your page.

You can also get this code from the "Creating Links" section of fogdog. reporting.net.

TELL ALL YOUR FRIENDS

You can now put your affiliates link into all your emails! It's really easy to do. Just copy and paste the following text and link into your email signature, then all your emails become money-makers~


PS. Buy all your sporting goods at Fogdog Sports, the Ultimate Sports Store.

Note: Please do not post this link in news groups; communication of this link is strictly limited to your personal emails and opt-in email lists you maintain. Any other communication of this link must be approved by Fogdog Sports. For all notes to mailing lists you maintain, please email the copy to affiliates@fogdog.com for approval before sending the note. We disapprove of spamming, and take vigorous action to prosecute spammers who use this link in their emails.

WE ARE HERE TO HELP

If you have questions about how to form links or about any other details regarding the Affiliates Program, we recommend that you look over the FAQ and other helpful information found on the Fogdog Sports Affiliates site. The URL for going directly to the Affiliates
Program pages is:

http://www.fogdog.com/affiliates

It's a good idea to visit and bookmark this page for future reference. If you can't find the answer to your questions here, please send e-mail to affiliates@fogdog.com with your questions. We would be glad to help you.

Thanks again for joining us to bring this great service to your visitors. We look forward to building a lasting, creative, and profitable relationship. Congratulations and good luck!

Sincerely,

Michael Feldman
Director, Fogdog Sports Affiliate Program affiliates@fogdog.com

PS. Buy products for yourself through your link and keep the commissions as your discount!

Dear Zahra Yamani,

Congratulations on your recent acceptance as an American Greetings Affiliate!

Getting started is easy! All you need to do is visit: http://www.reporting.net. This site will provide everything you need to set up the affiliate links on Bookdigital.com. You will be able to generate reports, obtain answers to frequently asked questions, and maximize your earning potential as an American Greetings affiliate!

We have exciting ideas for the coming months new graphics to keep your links interesting, some fun and different holidays to celebrate, and a semimonthly newsletter that will keep you informed about the new things that are going on at http://www.americangreetings.com!

If you have any questions or comments, please contact us at affiliate@americangreetings.com.

Best regards,
Affiliate Support
American Greetings Interactive Affiliate Network

Dear Zahra Yamani:

Congratulations! Value America would like to welcome you and Bookdigital.com, as the newest member of our Preferred
Partner Team. The good news, is that you can earn quick CASH by activating your links to Value America now. For example, sell one $2500 computer and you can easily earn a $75 commission check.

Value America is dedicated to ensuing that our Preferred Partners have the necessary tools to be successful. We provide the following types of links to help you sell products earn easy CASH!

Affiliate Links Value America homemade links, department links, category links and products links. We make it simple for you, right down to the ability to select product HOT BUYS with pricing options!

Banner Links Categorized your site with Value America, select a banner size and we will PUSH you the latest and greatest products from our site! Value America will manage the product selection and dynamic updating of the banner links for you. (Don't be surprised the first time when the banner is blank, simply refresh and the banners will begin to arrive COOL!)

Current categories for Banner Links are: Computers, Accessories, Office Products, Home Electronics and General
Merchandise.

If you have any questions, our dedicated support team is here to help you by phone or e-mail.

We also welcome you comments and suggestions. Value America is committed to help you make MONEY!

Best Wishes,
Value America Preferred Partner Team
Value America, Inc.

To get started, visit http://www.reporting.net.
This site will provide everything you need to prepare your site, generate reports and maximize your revenues. Please not that you user name and password are case-sensitive.

You'll want to begin by reviewing Getting Started, and introduction designed expressly for new Preferred Partners. On that same site, you can use our automatic Link Generator to create links to our site that we will track. You may also use this site to access you sales reports.

IMPORTANT NOTICE:
By our approval and acceptance of you application, you and Value America, Inc. are now parties of the Value America, Inc. Preferred Partner Agreement (the Agreements) to which you agreed to be bound when you submitted your application. We are very pleased to have you as a Preferred Partner.

We may terminate the Agreement and you participation as a Value America Preferred Partner at any time, with or without cause, as provided in the Agreement. In addition, as provided in the Agreement, we may terminate the Agreement and your participation as a Value America Preferred Partner at any time if we determine (in our sole discretion) that you site is unsuitable as a Preferred Partner for any reason, but not limited to, inclusion of content that is in any way unlawful, harmful, threatening, defamatory, obscene, harassing, or racially, ethnically, or otherwise objectionable.

Dear Zahra,

Congratulations!

Your site, Bookdigital.com, has been approved for the priceline.com Affiliate Network.*

You can start setting up your links to priceline.com today by visiting our site at http://www.reporting.net. You'll need to login, so make sure you have the user name and password you selected in your application. Click on the priceline logo to access the priceline.com
Affiliate Network homemade. Then click the "create links" button to get started.

Remember, you'll get your $10 sign up bonus deposited into your account once you begin sending us qualified offers.

Here is a text link for you to use immediately.

The setup process is a fairly easy one, but if you have ANY questions, please feel free to email us at affiliate@priceline. com. Welcome aboard! We are excited to have Bookdigital.com as part of the priceline.com Affiliate
Network! Please note that we regularly review all sites. In the event that a site does not comply with the priceline.com Affiliate Agreement standards, were serve the right to cancel your membership in the priceline.com Affiliate Network at any time.

Dear Zahra,

Thank you for your application to the barnesandnoble.com Affiliate Network. Your site has been approved*.

You can start setting up your links to barnesandnoble.com today by visiting our extranet at http://www.affiliate.net.

You'll need the user name and password you selected in your application to use our automatic HTML Tag Generator and to access your sales reports.

You'll want to begin by reviewing the "Getting Started" area at http://www.affiliate.net/affnet/start.asp, an introduction designed expressly for new Affiliates.

Here are some quick links for you to use immediately.

Link to our Home Page:
http://bn.bfast.com/booklink/click?sourceid=1217818&categoryid=homemade

Bestsellers Page:
http://bn.bfast.com/booklink/click?sourceid=1217818&categoryid=ToplOO

Bargain Books
http://bn.bfast.com/booklink/click?sourceid=1217818&categoryid=bargains

Software Store:
http://bn.bfast.com/booklink/click?sourceid=1217818&categoryid=swhomepage

Gift Center: htt p://bn. Vast. com/bookli n k/c lick?s ourceid= 121781 8&category id= gifts

For other easy links, go to our Auto-bookstore http://affiliates.bfast.com/affiliates/barnesandnoble/linktoautobook to get a whole bookstore at once, or our Auto-merchandiser http://www.affiliates.neVaffnet/automerch - infb.asp to get dynamic banners on your site.
For all other links visit the Make Links area of http://www.affiliate.net where you can create book links, keyword links and over 100 other links of your choice. You can check your sales reports anytime online at http://affi~iates.bfast.com/affiliates/barnesandnoble/reports

Should you have any questions, before you send us an email, questions section) at http://affiliate.net/affnet/faq.asp

If you need further assistance, please contact us at http://www. affiliate. net/aftnet/s upport. asp

We are excited to have Bookdigital.com as part of the Affiliate Network and look forward to building a lasting, creative, and profitable relationship. As an Affiliate of the world's largest bookseller online, you will enjoy the benefits of partnering with a recognized leader in electronic commerce.

Sincerely,
The barnesandnoble.com Affiliate Network Team

*Please note that we review all sites and in the event that a site does not comply with the Operating Agreement standards, we reserve the right to cancel the site's membership in the Affiliate Network at any time.

Dear Zahra,

Thank you for you application to the GoTo.com Affiliate Network. Your application has been approved. Welcome to the fastest growing and best performing Affiliate Network on the Web!

Please understand that we will adhere to the Terms and Conditions you agreed to in the online applications.

You can create the HTML for you GoTo.com search box by visiting our extranet at http://www.reporting.net. Bookmark this url because this is also where you can view your traffic and revenue reports as well as change your account information. You'll need the user name and password you selected in your application.

You'll want to begin by reviewing the Getting Started area at http://www.reporting.net, an introduction designed expressly for new Affiliates.

Should you have any questions, before you send us an email, please take the time to review our online FAQ (frequently asked questions section).

If you need assistance, please email affiliate help@goto.com

Here are some tips for how you can benefit the most from the GoTo.com Affiliate Program (i.e., make you more money!):

*** Place the GoTo.com Search Box on the highest traffic pages of your site, or even create a special search area within your site.

*** Promote GoTo.com using the same verbiage that has made us the 24th most visited site on the Web (according to Relevant Knowledge)- Search Made Simple

*** Tell your users now that GoTo.com is the fastest, easiest way to find the most relevant web sites on any topic.

We are please to have you as part of the Affiliate Network and look forward to building a lasting and profitable relationship. As an Affiliate of GoTo.com, we hope you will enjoy the offering a great search service while earning revenue with your site!

Sincerely,
The GoTo.com Affiliate Network Team

-Please note that we will review all sites and in the event that a site does not comply with the Terms and Conditions, we reserve the right to cancel the site membership in the Affiliate Network

Dear Don Rose:

Congratulations! The Sharper Image has approved you into their Affiliate
Program!

To begin participating in the program immediately, simply place one or more of the links below into your Web site.

For a full selection of banners and other linking types, please follow the directions below.

1. Click here (http: //www. I inks hare. com) to log on to your account with your User name and Password. 2. Click on Create Links on your main control panel. 3. Click on The Sharper Image. 4. Select from the link types available to you from The Sharper Image in the left frame tool bar. 5. Copy and paste the appropriate code into your Web site.

Getting the most out of your partnership with The Sharper Image depends on how much you devote to building your relationship, Affiliate programs enable you to earn commissions on a performance basis, and to associate yourself with well -established online merchants. Affiliate programs also offer you the ability to increase the value that you provide to your community, by giving them access to relevant content and marketing information.

If you are interested in learning new ways for you to get the most out of your affiliate programs, please feel free to visit our Resource
Center by clicking here.

If you encounter any problems, or have any questions or concerns, please feel free to visit our Help section by clicking here or contact LinkShare at contact@linkcorp.net. Thank you for your participation in The LinkShare Network(tm), and we look forward to a rewarding partnership with you!

Best regards,

The LinkShare Team

Dear Zahra,

Thank for applying to participate in Staples Affiliate Program.
Your site, located at http://www.bookdigital.com, has been approved.

Congratulations!

Start setting up links to staples.com today by clicking on the http://www.reporting .net. You will have a choice of images to choose for your site. Enter the user name and password you selected in your application to use our automatic HTML
Tag Generator and to access your sales reports.

If you need assistance, please email mail to: affiliates@orders.staples.com

As a Staples.com Affiliate, you are enhancing the user experience on your site by making over 6,000 office products available at everyday low prices. We are happy to include you as one of our valued Affiliates. We hope to make the relationship between Staples.com and Bookdigital.com a long and profitable one.

Sincerely,

Jeff Levitan
Senior Vice President, Staples.com

Thank you for applying to the Amazon.com Associates Program. Your application has been tentatively approved. We will contact you by email after we have visited your Web site and given your application final approval.

IMPORTANT: SAVE THIS EMAIL. It contains your unique Associates ID and instructions for creating links from your site to Amazon.com. You will need your Associates ID when creating links to Amazon.com.

Your unique Associates ID is: bookdigitalcom

GET STARTED NOW-ITS EASY We suggest that you cut and paste the HTML examples from this e-mail into your own HTML document. If the e-mail program you are using presents the following HTML examples in a difficult-to-read format, then please visit our Linking Methods page to see how to set up your links to Amazon.com. The Linking Methods page contains linking instructions as well as examples of how the links will look on your site:
http://www.amazon.com/assoc-linking

There are three basic ways to link to Amazon.com: 1. Link to our home page. 2. Link to individual products you recommend. 3. Link to us with an Amazon. com Search Box.

You may use graphics and Amazon. com-authored reviews for the books, music CDs and videos you recommend on your site. You may also use up to 100 cover art images. Add or remove links to Amazon.com at any time without our prior approval. As long as your links follow the prescribed linking format, our software will automatically track visitors who use your Associates links to enter
Amazon.com. You can get started immediately by linking to our home page or placing an Amazon. com Search Box on your site. We'll start tracking the click-throughs and orders generated by these links after we have reviewed and appro\ed your application. You'll receive a separate email as soon as we have completed our review, letting you know if your site has been approved.

1. Home Page Link

This is the quickest, easiest and most popular way to get started, Simply choose an Amazon. com Associates logo or button from our Graphics and Logos Library at http://www.amazon.com/assoc-art

The logo you choose, used in conjunction with the Amazon.com Home Page link, will allow you to earn 5% of sales for all qualifying items purchased as a direct result of your link. Please note that the home.gif is an example of one of the graphics you can save to your computer's hard drive to use in conjunction with the home page link. You can use any graphic you'd like, just be sure to use the name of the graphic you choose to replace home.gif in your HTML shown below.

2. Individual Product Link

This is where you can employ your expertise on the subject or genre of your choice. You can also earn up to 15% in referral fees for books and 5% for CDs and videos or the sale of any other products generated through your Associates links! Featuring specific books and other items with personal recommendations is a great way to encourage your visitors to make a purchase. Your personal recommendations also add value to your site, especially if the items you review and recommend dovetail with your site's content. Your customers will appreciate objective, third-party opinions that only you can provide.

"ASIN" stands for "Amazon Standard Item Number." Every item in our store has a unique ASIN. For books, the ASIN matches the ISBN. For example, here is a book that we',ve chosen to put in your individual Product Linking Format called The Greatest
Generation. You'll note that the number listed at the end of the URL is the ASIN for this particular book. If you take the ASIN number from ANY item you choose to feature, you can place it in your link shown below as we have done with The Greatest Generation. You can repeat this link with as many different ASIN numbers as you want.
Order The Greatest Generation Today!

You may change your individual product links at any time without our permission. They'll be automatically detected and tracked correctly. Please note, however, that the ASIN number is different for each item and will need to be changed accordingly. Do not include spaces or dashes in the ASIN number when creating your individual product links.

VERY IMPORTANT. If you copy the URL of a page from our Web site and modify it to fit the linking formatted above, then be sure to remove the 17-digit shopping session ID that appears at the end of the URL. Your unique Associates ID should immediately follow the ASIN number as in the example above. If you leave the 17-digit shopping session ID in your modified links, then they will not track sales properly.

3. Search Box Link

Visitors to your site can use Amazon.com's powerful search engine to find any book, CD or video if you place a search box link on your site. You earn 5% on every qualifying item purchased through this link. Don't forget to download the Associates Search Box graphic from the Linking Methods page at http://www.amazon.com/assoc-linking

Go to the Search Box example and place the pointer over the "Amazon.com" logo in the search box and save it to your computers hard drive. You will then need to upload the image to your files. For additional information about how to download graphics, please visit:
http://www.amazon.com/assoc-art

Here's an example of the HTML for the Amazon.com Associates Search Box including your Associates ID in the HTML. You may cut and paste this directly from this document. Be sure to save a copy of the Associates logo discussed abo\e in the same place as you save your HTML.

YOUR ASSOCIATION WITH AMAZON.COM We ask that you prominently display Amazon.com's logo or a text link somewhere on your site that says "in Association with Amazon.com". This will identify that you are working with Amazon.com to bring your visitors the best ser\Ace available. We encourage you to link the logo or text to the Associates Program information page so that your visitors will have a better understanding of the Program and your relationship with us. Here is a pre-formatted link to the Associates information page which contains your unique store.

YOUR ASSOCIATES ACCOUNT INFORMATION

Your unique Associates ID is: bookdigitalcom